Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 11, 2024 relating to the financial statements of The Lovesac Company and the effectiveness of The Lovesac Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Lovesac Company for the year ended February 4, 2024.

/s/ Deloitte & Touche LLP

Stamford, CT

June 28, 2024